UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bayless, Jon W.
   Two Galleria Tower
   13455 Noel Road, Suite 1670, LB 24
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   Corsair Communications, Inc.
   ("CAIR")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   July 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |07/29/|P   | |500               |A  |$15.00     |500                |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Series A Preferred Con|2-for-3 |     |    | |           |   |Immed|N/A  |Common Stock|1,330,0|N/A    |1,995,000   |I  |By Sevin Ros|
vertible Stock        |        |     |    | |           |   |.    |     |            |00     |       |            |   |en Fund IV L|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |.P. (1)     |
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Series B Preferred Con|2-for-3 |     |    | |           |   |Immed|N/A  |Common Stock|37,624 |N/A    |56,434      |I  |By Sevin Ros|
vertible Stock        |        |     |    | |           |   |.    |     |            |       |       |            |   |en Fund IV L|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |.P. (1)     |
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Series C Preferred Con|2-for-3 |     |    | |           |   |Immed|N/A  |Common Stock|60,606 |N/A    |90,909      |I  |By Sevin Ros|
vertible Stock        |        |     |    | |           |   |.    |     |            |       |       |            |   |en Fund IV L|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |.P. (1)     |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Represents shares beneficially owned by Sevin Rosen Fund IV L.P. The Reporting Person is a general partner of SRB Associates IV L.P. which is the general partner of Sevin Rosen Fund IV
L.P.   The Reporting Person
disclaims beneficial ownership, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of the shares of stock held by Sevin Rosen Fund IV L.P. except to the extent of his proportionate partnership interest
therein.
SIGNATURE OF REPORTING PERSON
/s/ Jon W. Bayless
DATE
August 11, 1997